Securities Exchange Act of 1934 -- Form 8-K



                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                 FORM 8-K




PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                             Date of Report :
                             OCtober 29, 1998
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                     CBL & ASSOCIATES PROPERTIES, INC.
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         (Exact name of registrant as specified in its charter)


      Delaware                 1-12494               62-1545718
--------------------     -------------------    ------------------------
(State or other          (Commission            (IRS Employers
jurisdiction of          File Number)           Indentification Number
incorporation)


     One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421
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                 (Address of principal executive offices)


            Registrant's telephone number, including area code:
                               (423) 855-0001
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
ITEM 5 OTHER INFORMATION

                   CBL & ASSOCIATES PROPERTIES, INC.
                        Conference Call Outline
                            October 28, 1998
                               10:00 a.m.




Good morning. We appreciate your participation in our conference call to discuss the 1998 third quarter results.

     Before we begin, I would like to remind everyone that this conference call contains "forwarding-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

Growth

In the first nine months of 1998, we achieved outstanding FFO growth by delivering on our goals of maximizing growth from our existing properties, penetrating new markets and enhancing our franchise position in existing markets. In doing so, we achieved our third consecutive quarter of double-digit FFO growth.

Our 19.5% increase in FFO per diluted, fully converted share for the first nine months breaks down as follows:

     1. 2.5% from the 12 new shopping centers opened during the last twenty-one months, representing 3.3 million square feet of new developments in operation for the first nine months of 1998;

     2. 9.8% from the acquisition of one mall and two associated centers in 1997 and seven malls, two associated centers and one community center in 1998; and

     3.   7.2% from improved operations in our stabilized portfolio.

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Our 19.5% increase in FFO per diluted, fully converted share for the first nine months of 1998 includes adjustments necessary to comply with changes in FASB policies regarding diluted shares, capitalization of internal acquisition costs and percentage rents.

Our revenues were $180 million, an increase of 41.9%, and property operating expenses were $56 million, an increase of 41.7%, for the first nine months of 1998 over the first nine months of 1997, in large part due to the 25 new development and acquisition centers opened or acquired during the last twenty-one months. Our cost recovery ratio for the first nine months of 1998 was 92.7% compared to 92.1% in the prior year period.

Funds from Operations and Adjusted Funds from Operations

Our total funds from operations for the first nine months of 1998 was $67.1 million, or $1.96 per diluted, fully converted share. In order to be consistent with industry practice, beginning with the first quarter of 1998, FFO includes straight-line rents. As indicated in our earnings release, the impact on FFO from straight-line rents was an increase of $.09 per diluted, fully converted share for the first nine months of 1998.

We continue, however, to exclude outparcel sales in our calculation, although NAREIT would allow us to include this item. The addition of outparcel sales would have added $.08 per share, increasing FFO per diluted, fully converted share to $2.04.

Restated FFO per diluted, fully converted share giving effect to the addition of straight line rents for 1997 will be reported in the transcript of this conference call to be filed as a Form 8-K today.


Per Share Data           1 Q 97    2 Q 97    3 Q 97    4 Q 97   Year Ended
----------------------   ------    ------    ------    ------   ----------
Basic FFO as Reported     $0.53     $0.53     $0.55     $0.61      $2.22

Diluted FFO               $0.52     $0.52     $0.55     $0.61      $2.21

Diluted FFO with
  Straight Line Rents     $0.54     $0.54     $0.56     $0.64      $2.28


Effective January 1, 1998, in accordance with the new accounting policy issued by the FASB's emerging issues task force, we no longer capitalize internal costs related to acquisitions. We capitalized approximately $244,000 and $406,000 of internal acquisition costs as of September 30, 1997 and December 31, 1997, respectively.

On May 21, 1998, the FASB's emerging issues task force issued EITF 98-9 which outlines the proper accounting treatment for contingent rental income, such as percentage rental income. This EITF will not have an effect on our past or future earnings as we have historically recognized percentage rental income consistent with the policy outlined in EITF 98-9.

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Developments - External Growth

We currently have six new projects under construction totaling 2.3 million square feet. Sand Lake Corners in Orlando, Florida, a 594,000 square foot power center, is on schedule to open the first phase, a Lowe's home improvement store, in November 1998, with the second phase to open in April 1999. In July we began sitework on a 92,000-square-foot Sears addition to Lakeshore Mall in Sebring, Florida, that is scheduled to open in July 1999. During the third quarter, we also began construction on a 83,000-square-foot freestanding Regal Cinemas in Jacksonville, Florida scheduled to open during the third quarter of 1999.

Other projects currently under construction include Fiddler's Run in Morganton, North Carolina, a 200,000-square-foot community center scheduled to open in March 1999, and Arbor Place in Douglasville, Georgia, a suburb of Atlanta. This two-level, super-regional mall will contain approximately 1.2 million square feet at full build-out, the first phase of which is scheduled to open in October 1999. Parisian has committed to be the fourth anchor at Arbor Place, joining Dillard's,
Sears and Upton's.   Junior anchors committed at Arbor Place include
Border's Books, Bed Bath and Beyond and a 37,000-square-foot Old Navy. Construction has also begun on the adjacent 165,000-square-foot associated center, The Landing at Arbor Place.

As you can see from our news release, we had a strong quarter for expansion activity as well. I won't read all of them again for you, but we opened a total of 185,000 square feet of expansions.

Acquisitions - External Growth

As we discussed in last quarter's conference call, we acquired five shopping centers in the Nashville, Tennessee metropolitan area on July 1 for $247.4 million, including two regional malls, two associated centers and one community center. These five properties will generate an initial yield on investment of approximately 8.7%, excluding structural reserves and management fees. On August 27, we acquired Meridian Mall in Lansing, Michigan, and Janesville Mall in Janesville, Wisconsin, for $138 million. These two malls will generate an initial yield on investment of approximately 9.3%, excluding structural reserves and management fees.

We have acquired over 6.2 million square feet in 1998 for a total investment of $570 million. These investments were acquired at an average NOI yield of 8.5%. Excluding property management fees and structural reserves, the initial NOI yield is 8.9%. We are pleased that our conservative and disciplined approach to acquisitions has yielded ten quality properties with excellent growth potential. Our efforts during the remainder of 1998 will be concentrated on maximizing our returns from these ten properties. As you know, we do not budget for acquisitions, although we will take a hard look at exceptional opportunities with added value if presented.

We would like to point out that in keeping with our conservative accounting practices, our calculations of initial yields on our acquisitions are based on income in place at the time of closing. We do not include straight-line rents or projected rents from lease ups in revenues. In addition, our underwriting includes an allowance for structural reserves and management fees.

Improved Operations - Internal Growth

As mentioned in our earnings release, our overall portfolio occupancy was 93.7% at September 30, 1998 as compared to 92.6% at September 30, 1997, with the associated centers showing the best increases. If you look at the occupancy of the combined stabilized and new mall portfolio, we had an increase to 91.8% at September 30, 1998 from 88.7% at September 30, 1997.

The average occupancy of the seven malls we acquired during 1998 is 89.9%. We believe that this lower occupancy percentage provides opportunities for significant upside. We will utilize our leasing expertise to increase the occupancy at these centers to be in line with that of our stabilized malls, translating into both increased FFO and returns on investments.

We are very pleased with our portfolio occupancy percentages, especially in our malls. The 91.8% occupancy percentage of our combined new and stabilized mall portfolio is one of the highest in our peer group. At these high occupancy levels, we believe that the demand for space will allow us to generate higher rents as we replace underperforming tenants.

During the first nine months of 1998, our results from renewal leasing compared to the base and percentage rent previously paid were as follows:




               Prior PSF
               Rent &
               Percenage    New PSF        New PSF     % Change   % Change
               Rent         Rent-Initial   Rent-Avg.   Initial    Average
               ----------   ------------   ---------   --------   ---------

Malls            $20.18        $22.28        $22.96      10.4%      13.8%

Associated
Centers          $10.17        $11.41        $11.50      12.2%      13.1%

Community
Centers           $7.79         $8.49         $8.70       8.9%      11.7%

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Another measure of the strength of our portfolio is a comparison of new and renewal leasing rates and square footage to the amount of fallout (tenants vacating) we had for the first nine months of 1998.

In the mall portfolio, we leased 453,000 square feet at an average rate of $23.05 per square foot compared to 113,000 square feet of fallout at an average rate of $21.20 per square foot.

In the associated centers, we leased 26,000 square feet at an average rate of $11.87 per square foot compared to 9,140 square feet of fallout at an average rate of $11.35 per square foot.

In the community centers, we leased 267,000 square feet at an average rate of $9.04 per square foot compared to 77,000 square feet of fallout at an average rate of $7.85 per square foot.

Sales

As indicated in our press release, mall shop sales increased 4.6% on a comparable per square foot basis for the first nine months of 1998 as compared to the first nine months of 1997 and total mall shop sales volume increased 11.1%. In our markets, retail trends are positive and retailers continue to look for expansion opportunities.

We are encouraged that occupancy costs as a percentage of sales at our stabilized malls at September 30, 1998 decreased to 12.2% compared to 13.0% at September 30, 1997.

Capital Structure

Our earnings release describes in great detail where we stood with our capital structure at the end of the quarter, but I would like to highlight the fact that through a combination of swap agreements, interest rate caps and conventional permanent loan commitments, we have no variable rate debt exposure on operating properties. I would also point out that all of our swaps and caps are attached to outstanding debt and we have no treasury locks outstanding.

We were very active in the debt market during the third quarter, further strengthening our capital structure. During the quarter we closed $78 million of permanent loans at an average rate of 6.82% with six and ten-year terms and closed an additional $39.4 million at 6.82% with an eleven year term on October 1, 1998. We also repaid an existing loan of $13.5 million at an interest rate of 10% with a new fifteen-year fixed-rate loan of $16.25 million at a rate of 6.75%. Excess proceeds from the loan will be used to fund a planned renovation of the mall in 1999.

As part of our capital plan, we have been very cognizant of our debt maturities. The average maturity on our fixed-rate debt is 9.4 years.

During the third quarter, we expanded our credit line with Wells Fargo Bank from $85 million to $120 million to bring our total credit facilities to $230 million with $94 million available at September 30, 1998. The majority of these credit lines mature in the latter half 1999 and 2000, and all of the lines may be extended. If we choose not to extend, the lines have term out provisions in which the balance is payable within eighteen months.

Capital Expenditures

Revenue generating capital expenditures, or tenant allowances for improvements, for the first nine months of 1998 were $4.9 million. During 1998, we expect to spend a total of approximately $8 million on revenue generating capital expenditures.

Revenue enhancing capital expenditures, or remodeling and renovation costs, were $7.7 million for the first nine months of 1998, the majority of which represents remodeling costs on our flagship mall, Hamilton Place. During 1998, we expect to spend a total of approximately $8.3 million for the remodeling of Hamilton Place and its associated center, Hamilton Crossing, andfour of our community centers.

Revenue neutral capital expenditures, which are recovered from the tenants, were $3.5 million for the first nine months of 1998. During 1998, we expect to spend a total of approximately $4.2 million on revenue neutral capital expenditures.

Dividend Increase and Payout Ratio

The board of directors declared a quarterly dividend of $.465 per share, which equates to an annualized dividend of $1.86. Our payout ratio for the first nine months of 1998 was 71.4% as compared to 82.5% for the first nine months of 1997. Had outparcel sales been included in FFO per diluted, fully converted share, as NAREIT allows, our payout ratio would have been 67.9% for the first nine months of 1998 as compared to 74.5% for the first nine months of 1997.

Economic Outlook

Two weeks ago Charles, Stephen, Beth and I attended the 1998 NAREIT Annual Convention in Boston. In addition to listening to panel discussions, we met with a number of buyside and sellside investors and analysts, addressing their concerns regarding limited access to the capital markets. As I mentioned above, we took steps during the past four months to further strengthen our capital structure, including $117.4 million of permanent loans, a $16 million refinancing and a $35 million expansion of our existing credit facility with Wells Fargo Bank. In addition, our mortgage debt maturities are well-staggered.

We further strengthened our balance sheet with a total of $139.3 million of new equity. We increased our equity base by $68.3 million through the issuance of 2.7 million operating partnership units in conjunction with the acquisitions completed during the third quarter. In addition, a $71 million Perpetual Preferred Stock offering was completed during the second quarter.

We are not in the business of predicting the economy, but we believe that the combination of a conservative capital structure and our quality portfolio will enable us to continue to prosper in just about any economic scenario. The fundamentals at the local market and property levels continue to be encouraging. Our malls continue to show increases in occupancy and rents, and our tenants' total sales continue to increase over prior year.

Many of you have heard us say this before, but recent events I think require that I say it again. Some of our most successful years as a company have come when the real estate markets were deemed "difficult." Actually, we don't think it's a bad thing that conditions tighten. By doing so, the marginal players with the short-term mentalities are weeded out of the business leaving the more focused and better capitalized operators with access to the opportunities that are available in any market. Most of us have been in the shopping center business for over 20 years, and we have seen good and bad markets come and go. We look forward to putting this experience to work in the days ahead. And remember, management owns one-third of the company, and we are committed to its success.

A transcript of my comments will be filed as a Form 8K later this morning and will be available upon request. I would now be happy to answer any questions you may have.

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                              SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   CBL & ASSOCIATES PROPERTIES, INC.


                                          /c/ John N. Foy
                                   ----------------------------------
                                              John N. Foy
                                        Executive Vice President,
                                 Chief Financial Officer and Secretary
                                 (Authorized Officer of the Registrant,
                                    Principal Financial Officer and
                                      Principal Accounting Officer)



Date:   October 28, 1998



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